                                                                    EXHIBIT 99.1

                                                        NEWS RELEASE
                                                        FOR IMMEDIATE RELEASE
                                                        October 13, 1999
[LADD LOGO]
                                                        Contact: John J. Ong
4620 Grandover Parkway * Box 26777                      (336) 315-4059
Greensboro, NC 27417-6777                               e-mail: jong@laddnet.com




            LADD FURNITURE'S THIRD QUARTER EARNINGS RISE 35 PERCENT


     GREENSBORO, NC. - LADD Furniture, Inc. reported today that its net income for the third quarter of fiscal 1999 rose 35 percent, to $4.5 million, or $0.56 per share on a diluted basis, from $3.3 million, or $0.41 per diluted share, in the same period of fiscal 1998. Third quarter net sales rose 5 percent, to $150.7 million, from $142.9 million a year earlier, consisting of a 4 percent gain in residential furniture sales and a 12 percent increase in contract ("commercial") furniture sales.

     For the first nine months, net earnings rose 45 percent, to $12.4 million, or $1.55 per diluted share, from $8.5 million, or $1.06 per diluted share, in the same period of fiscal 1998. Net sales for the first nine months of 1999 rose 8 percent compared to the same period of 1998, with residential volume up 6 percent and contract sales rising 17 percent.

     LADD chairman, president and CEO Fred L. Schuermann, Jr. said he was very pleased to report another strong quarter for LADD. "Our net earnings in this year's third quarter earnings reached their highest level since the second quarter of 1989," he said, "continuing the strong quarter-over-quarter improvement we have achieved during the last three-plus years." He continued, "Although our factories suffered little physical damage from the two major hurricanes which battered the eastern United States during the latter part of the third quarter, shipments for the quarter were definitely reduced by flooded roadways, as well as by weather-related downtime at several of our plants."

     Commenting on the overall tone of business, Schuermann said, "The residential furniture industry is continuing to benefit from a strong U.S. economy and robust consumer demand for a wide variety of goods and services, including home furnishings. Although July was a slow month, order rates picked up significantly later in the period. As a result, we ended the third quarter with a 9 percent jump in residential furniture orders compared to the same period of 1998, and our residential furniture backlog increased 7 percent during the quarter." He added, "We are looking forward to the


                                     -over-
                    The LADD family of fine furniture brands
               Lea * American Drew * Clayton Marcus * HickoryMark
       Barclay * American of Martinsville * Pennsylvania House * Pilliod

Fall International Home Furnishings Market, which continues through much of next week in High Point, NC, and believe we have another strong assortment of new products to offer our retail dealers."

    Referring to the recently-announced plan for LADD to be merged into La-Z-Boy Incorporated on the basis of 1.18 shares of La-Z-Boy common stock for each share of LADD common stock, Schuermann said, "If LADD's shareholders approve the transaction and we receive the required regulatory approval, we anticipate that the combination of our two companies will be completed sometime in late December of this year or January of next year."

    LADD executive vice president and CFO William S. Creekmuir noted that despite a $2.5 million increase in net working capital during the most recent quarter and a $9.5 million increase in total assets, LADD's total debt was basically unchanged from its mid-year 1999 level of $101.7 million. "Moreover," he said, "debt reduction thus far in 1999 has been a significant factor in LADD's earnings improvement for both the third quarter and first nine months of this year, as interest expense declined by 24 percent for the quarter and 22 percent for the nine months, compared to the respective periods of 1998." He noted that LADD's total debt ratio (total debt as a percentage of total debt plus shareholders' equity) was 39.4% at the end of this year's third quarter - its lowest level since 1992.

    Headquartered in Greensboro, NC, LADD is one of the largest residential furniture manufacturers in North America. The company markets its wide range of bedroom, dining room, occasional and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, HickoryMark, Lea, Pennsylvania House and Pilliod, and exports these products worldwide through LADD International. LADD's contract sales group, doing business as American of Martinsville, is also one of the world's leading suppliers of guest room furniture to the hospitality industry, as well as to assisted-living (retirement) facilities and government markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Market under the symbol LADF and information on the company can be found on the Internet at www.laddfurniture.com.


                                 # # # # # # #


                                 TABLE FOLLOWS


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FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include a continuation of robust consumer demand for home furnishings, and the company's ability to continue its sales growth, further improve its profitability and reduce its debt, and the completion of the planned merger into La-Z-Boy Incorporated, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (PRELIMINARY AND UNAUDITED)

                                        13 Wks. Ended     13 Wks. Ended
                                         Oct. 2, 1999      Oct. 3, 1998
                                        --------------    -------------
Net sales (1).......................... $150,651,000       142,896,000
Earnings before interest
 and income taxes......................    8,814,000         7,656,000
Interest expense.......................    1,695,000         2,220,000
Earnings before income taxes (2).......    7,119,000         5,436,000
Income tax expense.....................    2,634,000         2,117,000
Net earnings........................... $  4,485,000         3,319,000
Net earnings per common share--basic... $       0.57              0.42
Net earnings per common share--diluted.         0.56              0.41
Weighted average number of
 common shares outstanding--diluted....    7,999,512         8,033,934
                                        ------------      ------------

                                        39 Wks. Ended     39 Wks. Ended
                                         Oct. 2, 1999      Oct, 3, 1998
                                        -------------     -------------
Net sales (1).......................... $ 460,810,000      425,810,000
Earnings before interest
 and income taxes......................    25,250,000       21,183,000
Interest expense.......................     5,570,000        7,175,000
Earnings before income taxes (2).......    19,680,000       14,008,000
Income tax expense.....................     7,282,000        5,460,000
Net earnings........................... $  12,398,000        8,548,000
Net earnings per common share--basic... $        1.58             1.10
Net earnings per common share--diluted.          1.55             1.06
Weighted average number of
 common shares outstanding--diluted....     7,979,300        8,074,229
                                        -------------        ---------

                                                      13 Wks.    13 Wks.    39 Wks.    39 Wks.
(1) Net sales by segment (000's):                     10/2/99    10/3/98    10/2/99    10/3/98
                                                      -------    -------    -------    -------
Residential.......................................... $115,764   111,831    349,169    329,996
Contract.............................................   34,887    31,065    111,641     95,814
                                                      --------   -------    -------    -------
 Total............................................... $150,651   142,896    460,810    425,810
                                                      ========   =======    =======    =======

                                                       13 Wks.    13 Wks.    39 Wks.   39 Wks.
(2) Earnings before income taxes by segment (000's):  10/2/99    10/3/98    10/2/99   10/3/98
                                                      --------   --------   --------  --------
Residential.......................................... $4,127      4,267      12,979     10,665
Contract.............................................  3,955      2,609      10,638      7,707
Corporate............................................   (963)    (1,440)     (3,937)    (4,364)
                                                      ------     ------      ------     ------
 Total............................................... $7,119      5,436      19,680     14,008
                                                      ======     ======      ======     ======